Filed Pursuant to Rule 424(b)(3)

Registration No. 333-187826

Prospectus Supplement No. 1

(to Prospectus dated April 16, 2013)

CELSUS THERAPEUTICS PLC

1,836,380 Ordinary Shares

This prospectus supplement supplements the prospectus, dated April 16, 2013 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-187826). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with certain information contained in our current report on Form 6-K, filed with the Securities and Exchange Commission (the “Commission”) on February 5, 2014 (the “Current Report”). Accordingly, we have included the information contained in such Current Reports in this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to an aggregate of 1,836,380 ordinary shares, par value £0.01 per share (the “Ordinary Shares”), represented by American Depository Shares, or ADSs, in the ratio of ten Ordinary Shares to one ADS, which are held by the selling shareholders named in the Prospectus. The Ordinary Shares represented by ADSs that may be offered for sale by the Selling Shareholders pursuant to this prospectus represent (i) Ordinary Shares that have been issued to certain Selling Shareholders and 133% of the number of Ordinary Shares that may be issued upon exercise of certain warrants sold to such Selling Shareholders in multiple closings of a private placement consummated from January through April 2013 (the “2013 Financing”) and (ii) Ordinary Shares that have been issued to certain Selling Shareholders and that may be issued upon exercise of certain warrants sold to such Selling Shareholders pursuant to subscription agreements, dated December 2012 through April 2013, by and among such investors and the registrant. We are not selling any Ordinary Shares under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling shareholders.

This prospectus supplement should be read in conjunction with the Prospectus and the prospectus supplement dated April 16, 2013. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus and the prospectus supplement dated April 16, 2013. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ADSs are quoted on the NASDAQ Capital Market under the symbol “CLTX”.

Investing in our ordinary shares and ADSs involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 6, 2014

Celsus Therapeutics Announces the Closing of $9.2 Million Public Offering and Full Exercise of Underwriter’s Option to Purchase Additional ADSs

On February 5, 2014, Celsus Therapeutics Plc (the “Company”) announced the closing of its previously announced public offering of 1,533,333 American Depository Shares (“ADSs”) on the NASDAQ Capital Market at a price of $6.00 per ADS. The final number of ADSs includes the full exercise by the underwriter of its option to purchase 200,000 additional ADSs. Each ADS represents ten of the Company’s ordinary shares. The gross proceeds from this offering, including from the exercise of the over-allotment option, before underwriting discounts and commissions and other offering expenses, are expected to be approximately $9,200,000. Celsus’s ADSs are listed on the NASDAQ Capital Market under the trading symbol "CLTX" and began trading there on January 31, 2014. In connection with its listing on the NASDAQ Capital Market, the ADSs ceased trading on the OTCQB on January 30, 2014.